Filed Pursuant to Rule 424(b)(3)

Registration No. 333-298812

NEW CARLYLE CREDIT SOLUTIONS

CARLYLE CREDIT SOLUTIONS, INC.

Supplement, dated October 22, 2026,

to the Joint Proxy Statement/Prospectus, dated September 23, 2026

This supplement contains information that amends, supplements or modifies certain information contained in the Joint Proxy Statement/Prospectus, dated September 23, 2026 of Carlyle Credit Solutions, Inc., a Maryland corporation (the “Fund”), and New Carlyle Credit Solutions, a Delaware statutory trust (the “Successor Fund”). This supplement is part of, and should be read in conjunction with, the Joint Proxy Statement/Prospectus. The Joint Proxy Statement/Prospectus has been filed with the U.S. Securities and Exchange Commission (the “SEC”), and is available free of charge at www.sec.gov or by contacting the Fund at One Vanderbilt Avenue, Suite 3400, New York, NY 10017 or by calling the Fund at (212) 813-4900. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Joint Proxy Statement/Prospectus.

The Joint Proxy Statement/Prospectus relates to the proposed reorganization of the Fund into the Successor Fund, to be considered at the Fund’s special meeting of stockholders scheduled for October 27, 2026.

PRELIMINARY RESULTS OF FUND TENDER OFFER

The disclosure under “Additional Information About the Funds and the Reorganization—Additional Information About the Common Stock of the Fund and Common Shares of the Successor Fund—Share Repurchase Program” on page 28 of the Joint Proxy Statement/Prospectus is supplemented as follows:

On September 21, 2026, the Fund commenced a quarterly tender offer (the “Quarterly Tender Offer”) pursuant to which the Fund offered to repurchase up to 4,775,077 shares of its Class I common stock, par value $0.01 per share (the “Shares”), representing 5.0% of the number of Shares outstanding as of June 30, 2026. On October 19, 2026, the Quarterly Tender Offer expired and the Fund accepted 1,781,444 Shares for purchase representing approximately 1.842% of the total number of Shares outstanding as of September 30, 2026. The purchase price of the Shares tendered is the Fund’s NAV per Share as of September 30, 2026, which has not been finally determined as of the date hereof. In accordance with the terms of the Quarterly Tender Offer, a non-interest bearing, non-transferable and non-negotiable promissory note has been issued to the Fund’s stockholders that participated in the tender offer, which is being held on the stockholders’ behalf, entitling the stockholders to receive payment in an aggregate amount equal to the NAV of the tendered Shares as of September 30, 2026 less the 2% early repurchase fee applicable to Shares that were not outstanding for at least one year as of September 30, 2026. Shares validly tendered and accepted for purchase in the Quarterly Tender Offer are no longer outstanding and will be paid NAV per Share as of September 30, 2026, without regard to whether the Reorganization is approved by Fund stockholders.